Exhibit 23.2

KPMG LLP Suite 1500 550 South Hope Street Los Angeles, CA 90071-2629

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Houlihan Lokey, Inc.:

We consent to the use of our reports dated May 15, 2020, with respect to the consolidated balance sheets of Houlihan Lokey, Inc. as of March 31, 2020 and 2019, the related consolidated statements of comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of March 31, 2020, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus. Our audit report covering the March 31, 2020 financial statements refers to a change in method of accounting for leases as of April 1, 2019, due to the adoption of Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP

Los Angeles, California

August 27, 2020

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with

KPMG International Cooperative (“KPMG International”), a Swiss entity.